Exhibit 99

Contact:

Mark Soufleris

VP, Investor and Public Relations

(561) 989-5800

NABI BIOPHARMACEUTICALS REPORTS RECORD BIOPHARMACEUTICAL SALES IN THE

SECOND QUARTER OF 2004

Provides Updates on WinRho SDF Distribution Agreement and PhosLo Guidance

Boca Raton, Florida July 20, 2004 – Nabi Biopharmaceuticals (Nasdaq: NABI) today announced that record sales of biopharmaceutical products totaling $36.3 million in the second quarter generated a gross margin of $24.6 million, a 70% increase from 2003. The company’s overall gross margin percentage at 51% of sales exceeded 50% for the first time. This gross margin gain substantially funded a significant increase in research and development, which totaled $16.9 million, as the company continued clinical studies and development of manufacturing capacity for StaphVAX® (Staphylococcus aureus Polysaccharide Conjugate Vaccine). This increased investment in key research and development programs, as well as tax expense from a gain for U.S. tax purposes from an internal restructuring of the European Union (EU) marketing rights for StaphVAX and PhosLo® (Calcium Acetate), resulted in the company reporting a net loss of $17.6 million, or $0.30 per share for the quarter. Biopharmaceuticals sales performance in the second quarter combined with the record results reported for the first quarter of 2004 resulted in a year-to-date increase of 57% in biopharmaceutical sales to $70.2 million and a 51% increase in gross margin to $47.2 million. For the six-month period of 2004, the company reported a net loss of $22.4 million. After funding research and development activities of $28.3 million, principally for StaphVAX, the company still generated positive cash flow from operations of $5.2 million.

“We have continued to make significant progress toward achieving the important performance milestones we established for 2004,” stated Thomas H. McLain, chairman, chief executive officer and president of Nabi Biopharmaceuticals. “In line with our strategy, we have continued to drive increased operating margins from biopharmaceutical sales, providing cash flow to fund our increased investment in research and development programs. We also achieved important operational progress in the second quarter. Enrollment in our confirmatory phase III trial of StaphVAX has accelerated with more than 400 primary and secondary clinical sites now initiated into the trial. Our manufacturing partnership with Cambrex Bio Science has significantly advanced the manufacture of StaphVAX at commercial scale. With these successes, as well as advances in our other important development programs, we remain on track to achieve our key 2004 and 2005 milestones.”

Today, Nabi Biopharmaceuticals also announced another significant operational development. Cangene Corporation advised the company on July 15, 2004 that it will not renew the license and distribution agreement for WinRho SDF® [Rho (D) Immune Globulin Intravenous (Human)] that expires next year. Nabi Biopharmaceuticals will continue to market WinRho SDF exclusively in the U.S. through the end of the current license term in March 2005.

Mr. McLain commented, “We are obviously disappointed by Cangene’s decision not to renew the license and distribution agreement with us. We appreciate our successful and productive partnership with Cangene over the last ten years. During that time, we successfully built and developed the U.S. market for an anti-D immune globulin for the treatment of ITP and generated consistent sales growth. With this development, it is important to emphasize that the fundamental strengths of Nabi Biopharmaceuticals remain in place. We project the strength in revenues and the higher margin return for PhosLo and Nabi-HB in the U.S., combined with lower expenses in certain areas of our business, will be sufficient to fund our important 2005 StaphVAX development activities. We will also continue to be focused on other near term opportunities to increase cash flow from operations. We remain on track to execute on our strategic plan and meet our stated milestones. PhosLo is a product with strong global potential of strategic importance to our research and development pipeline. We are building new commercialization opportunities in Europe for PhosLo and Nabi-HB. Our lead development product, StaphVAX, is poised for near-term commercialization in Europe and in the U.S. And our cash position remains strong.”

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NABI BIOPHARMACEUTICALS REPORTS RECORD BIOPHARMACEUTICAL SALES IN THE SECOND

QUARTER OF 2004

Provides Updates on WinRho SDF Distribution Agreement and PhosLo Guidance

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In connection with its quarterly results, the company commented further on its initial commercialization activities in Europe. Reflecting the assessment that the value of the commercial opportunity for StaphVAX and PhosLo in Europe is significant, the company will report a gain for tax purposes in 2004 for the initial value of the marketing rights for these products. Because of the availability of net operating loss carryforwards and tax credits, the taxable gain will not result in a material cash outlay.

Recent Developments

•	The company announced that it had initiated the first of two additional clinical immunogenicity studies for StaphVAX in the U.S. that will target cardiovascular and orthopedic surgery patients. The goal of the studies is to provide evidence that StaphVAX can raise high levels of antibodies capable of providing protection in patients at risk for staph aureus infections beyond those with end-stage renal disease.

•	The company announced that in line with its strategy to optimize manufacturing capacity for its vaccine product portfolio, it has initiated construction of a state-of-the–art bulk vaccine manufacturing facility within available space in its licensed biopharmaceutical manufacturing facility in Boca Raton, Florida.

•	The company announced that as part of its commercial strategy to expand PhosLo’s growing presence in the global marketplace, it had initiated the PRECISE trial. The trial is a phase IV study evaluating the use of PhosLo in combination with Lipitor® (atorvastatin calcium) in approximately 150 end-stage renal disease patients being treated for elevated blood phosphorus levels, or hyperphosphatemia.

•	The company announced that it had filed a Marketing Authorization Application (MAA) market Nabi-HB® Intravenous [Hepatitis B Immune Globulin (Human) Intravenous] in the EU. The MAA has been accepted for review by the Paul Erlich Institute, the German regulatory agency for blood products. This is the company’s first MAA and was filed through the Mutual Recognition Procedure, which targets initial approval in one country.

•	In response to its Biologics License Application for Nabi-HB Intravenous, the company received a full response letter from the US Food and Drug Administration (FDA) requesting longer term follow-up data from previously completed clinical studies with Nabi-HB. The company is compiling this information and plans to submit the additional data to the FDA by the end of this year.

•	The company announced that it had exercised its option to acquire full rights to Aloprim™ [Allopurinol sodium (for injection)] from DSM Pharmaceuticals, Inc.

•	The company announced the election of Thomas H. McLain as chairman of the board of directors in addition to his roles as chief executive officer and president. The company also announced the appointment of Richard Clark as senior vice president of administration and chief administrative officer who will drive the alignment of human capital and strategy.

Review of Operations

Total sales for the second quarter of 2004 were $48.0 million, including $36.3 million of biopharmaceuticals revenue.

Sales of PhosLo totaled $7.8 million in the second quarter. The company’s review of third party generated patient prescription and wholesaler inventory data for PhosLo indicates that prescriptions continue to increase relative to the competing therapy. Based on this increasing demand inventory levels for Gelcap and Tablet formulations of PhosLo have decreased by approximately one month from those levels reported at the end of the first quarter. Sales of PhosLo also benefited from a price increase that went into effect in January 2004. Based on increasing patient demand levels, the company is raising its revenue guidance for PhosLo to between $35 and $37 million from previous projections of $32 to $35 million.

Sales of Nabi-HB were $9.9 million in the second quarter of 2004 compared to sales of $7.1 million in 2003. As previously discussed by the company, sales of Nabi-HB are closely correlated with the number of hepatitis B liver transplants in the U.S. Internally generated data continues to indicate that the number of hepatitis B liver transplants has increased in the first half of 2004 compared to 2003. Based on this trend, in June the company increased its full year expectations for Nabi-HB sales to be 8 to 10% above 2003 levels of $37.6 million versus previous projections of no growth from 2003 levels.

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NABI BIOPHARMACEUTICALS REPORTS RECORD BIOPHARMACEUTICAL SALES IN THE SECOND

QUARTER OF 2004

Provides Updates on WinRho SDF Distribution Agreement and PhosLo Guidance

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Sales of WinRho SDF were $17.3 million in the second quarter of 2004 compared to $12.8 million in the comparable quarter of 2003. Patient demand for WinRho SDF in 2004 has essentially been level with 2003 as measured by internal company reports. As previously noted by the company, first quarter sales were reduced because of high levels of purchases by wholesaler customers in the fourth quarter of 2003 following announcement of a price increase that went into effect in January 2004. Sales of WinRho SDF for the first six months of 2004 totaled $26.6 million compared to $24.1 million for the 2003 period reflecting the benefit of a price increase that went into effect in the first quarter of 2004 and a new contracting strategy. Based primarily on these factors, the company continues to expect full year sales of this product to increase from 2003 levels.

Sales of the company’s other biopharmaceutical products were $1.3 million in the second quarter of 2004 compared to $2.1 million in the second quarter of 2003. Sales of Aloprim® [(Allopurinol sodium) for injection] in the second quarter of 2003 had benefited from receipt of product to fill backorders. As a result, sales of Aloprim were lower in the second quarter of 2004 compared to the second quarter of 2003. As previously reported, supply of Autoplex® T (Anti-Inhibitor Coagulant Complex Heat Treated) to Nabi Biopharmaceuticals ceased in May 2004. Accordingly, future sales will be limited to sales from existing inventory on hand. Nabi Biopharmaceuticals has communicated the cessation of supply from the manufacturer of Autoplex T to its customers and is actively working with physicians treating patients using this product to ensure an orderly transition to alternative treatments.

Research and development expenses in the second quarter increased almost threefold compared to the second quarter of 2003 due primarily to the costs associated with the confirmatory phase III clinical trial of StaphVAX initiated in late September 2003. Research and development expenses also included costs related to manufacture of consistency lots at Cambrex Bio Science to support the license application in the EU as well as establishing commercial production. Certain of the incremental research and development costs invested in the second quarter enabled acceleration of this process. The company has completed all steps in the production of the type 5 and type 8 components for StaphVAX including fermentation, purification and conjugation. This significant progress supports the company’s target of filing the MAA for StaphVAX in the EU by the end of this year. In addition, vaccine manufactured at Cambrex Bio Science will be used in the second of two immunogenicity studies to be initiated later this year.

Selling, general and administrative expenses in the 2004 second quarter increased $1.8 million due to marketing costs related to PhosLo and costs related to initial commercialization activities in Europe. Because PhosLo was acquired in August 2003, there were no marketing and sales costs related to PhosLo in the first six months of 2003. Increased sales and marketing costs in 2004 include additional sales personnel hired at the time PhosLo was acquired. The investment in Europe is in line with the company’s expectation of filing MAA’s for StaphVAX, PhosLo and Nabi-HB in Europe this year. The costs related to initial commercialization activities cover market analysis, reimbursement strategy and corporate presence in key EU markets. Selling, general and administrative expense in the second quarter of 2003 included a $3.3 million charge for the retirement of our former chief executive officer.

Income tax expense of $8.6 million for the second quarter resulted from recording a taxable gain in the U.S. due to an internal restructuring for the licensure of the EU marketing rights for StaphVAX and PhosLo. This restructuring is an important early step in the company’s European commercialization plans and should produce long-term tax benefits for the company. The company anticipates that the majority of this gain will be offset by the utilization of previously incurred net operating loss benefits and research and development tax credits reducing the deferred tax assets recorded for these items.

Additional Outlook for 2004

As previously projected, the company will invest a significant portion of the increased cash margin generated from sales of biopharmaceutical products this year in research and clinical studies, vaccine manufacturing and pre-marketing support for StaphVAX, PhosLo and Nabi-HB in Europe. After accounting for increased non-cash

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NABI BIOPHARMACEUTICALS REPORTS RECORD BIOPHARMACEUTICAL SALES IN THE SECOND

QUARTER OF 2004

Provides Updates on WinRho SDF Distribution Agreement and PhosLo Guidance

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expenses such as depreciation and amortization, the company continues to expect to report positive cash flow from operations in 2004. From an earnings standpoint, the company continues to project these important strategic investments will result in a reported net loss for the year.

During the first six months of 2004, the company continued to increase its activities to support the transfer of StaphVAX manufacturing to Cambrex Bio Science as well as other important product development activities. As progress accelerates, Nabi Biopharmaceuticals now expects to directly complete a more significant proportion of the work in achieving this goal by supplementing Cambrex Bio Science resources with internal resources. As a result, while the total investment in manufacturing at the Cambrex Bio Science facility will not increase, certain expenses, which were previously forecasted as an investment in a manufacturing right asset, are now expected to be reported as research and development expense. After accounting for these items, as well as costs to additional studies for PhosLo, Nabi-HB and StaphVAX, the company now projects research and development expense will approximately double from 2003 levels of $29 million.

As a result of the taxable gain arising from the internal restructuring for the EU marketing rights for StaphVAX and PhosLo, the company projects its full year tax expense will be approximately $15 to $17 million. The cash impact from this income tax expense will be substantially offset by utilization of net operating loss carryforwards and research and development tax credits.

Management’s discussion of second quarter 2004 results can be accessed through an audio link at Nabi Biopharmaceuticals website at www.nabi.com. The audio webcast will begin today at 4:30 p.m. Eastern Time and a replay of the audio webcast will remain available through July 27, 2004 at 5:00 p.m. Eastern Time. If you have any questions concerning the audio webcast, please contact Nabi Biopharmaceuticals Investor Relations Department at 561-989-5815.

About Nabi Biopharmaceuticals

Nabi Biopharmaceuticals applies its knowledge of the human immune system to commercialize and develop products that address serious, unmet medical needs. The company’s focus is in the areas of infectious, autoimmune and addictive diseases. In addition to four marketed products (PhosLo®, Nabi-HB®, WinRho SDF®, Aloprim™), the company has several products in various stages of preclinical and clinical testing. Nabi Biopharmaceuticals has advanced StaphVAX® to Phase III clinical development. StaphVAX is designed to prevent the most dangerous and prevalent strains of Staph aureus bacterial infections. Staph aureus bacteria are a major cause of hospital-acquired infections and are becoming increasingly resistant to antibiotics. The company’s other products in development include Altastaph™, an antibody for prevention and treatment of Staph aureus infections, and NicVAX™, a nicotine vaccine, both in Phase II clinical testing, and Civacir™, an antibody for preventing hepatitis C virus re-infection in liver transplant patients. For additional information on Nabi Biopharmaceuticals, please visit our Website at www.nabi.com.

This press release contains forward-looking statements that reflect the company’s current expectations regarding future events. Any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties. Actual results may differ significantly from those in the forward-looking statements as a result of any number of factors, including, but not limited to, risks relating to the possibility that our confirmatory Phase III clinical trial for StaphVAX or our plans to commercialize StaphVAX in the EU may not be successful; the possibility that we may not realize the value of our acquisition of PhosLo; the possibility that our rights to WinRho SDF may expire; the company’s dependence upon third parties to manufacture its products; the company’s ability to utilize the full capacity of its manufacturing facility; the impact on sales of Nabi-HB from patient treatment protocols and the number of liver transplants performed in HBV-positive patients; reliance on a small number of customers; the future sales growth prospects for the company’s biopharmaceutical products; and the company’s ability to obtain regulatory approval for its products in the U.S. or abroad or to successfully develop, manufacture and market its products. These factors are more fully discussed in the company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2003 filed with the Securities and Exchange Commission.

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NABI BIOPHARMACEUTICALS REPORTS RECORD BIOPHARMACEUTICAL SALES IN THE SECOND

QUARTER OF 2004

Provides Updates on WinRho SDF Distribution Agreement and PhosLo Guidance

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, amounts in thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 26, 2004	June 28, 2003	June 26, 2004	June 28, 2003
Sales	$47,992	$34,649	$94,341	$86,160
Costs and expenses:
Costs of products sold	17,339	15,726	37,539	46,680
Royalty expense	6,018	4,384	9,593	8,299

Gross Margin	24,635	14,539	47,209	31,181
Selling, general and administrative expense	14,481	12,698	26,837	22,837
Research and development expense	16,903	5,936	28,331	11,730

Amortization of intangible assets	2,167	87	4,320	168

Other operating expense, principally freight	130	88	193	197

Operating loss	(9,046)	(4,270)	(12,472)	(3,751)

Other income (expense), net	41	111	(1,115)	325

Loss before (provision) benefit for income taxes	(9,005)	(4,159)	(13,587)	(3,426)

(Provision) benefit for income taxes	(8,573)	1,160	(8,830)	976

Net loss	$(17,578)	$(2,999)	$(22,417)	$(2,450)

Basic and diluted loss per share	$(0.30)	$(0.08)	$(0.38)	$(0.06)

Basic and diluted weighted average shares outstanding	58,835	39,138	58,398	39,050

SUPPLEMENTAL INFORMATION:
Sales by Operating Segment
Biopharmaceutical Products	$36,296	$21,993	$70,232	$44,653
Antibody Products:
Specialty antibodies	6,748	6,395	13,018	12,478
Non-specific antibodies	4,948	6,261	11,091	29,029

	11,696	12,656	24,109	41,507

Total	$47,992	$34,649	$94,341	$86,160

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NABI BIOPHARMACEUTICALS REPORTS RECORD BIOPHARMACEUTICAL SALES IN THE SECOND

QUARTER OF 2004

Provides Update on WinRho SDF Distribution Agreement

Page Six

Nabi Biopharmaceuticals

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, amounts in thousands)

	June 26, 2004	December 27, 2003
Cash and cash equivalents	$117,002	$115,756
Trade accounts receivable, net	45,045	37,062
Inventories, net	22,326	23,483
Prepaid expenses and other assets	7,658	10,284
Property, plant and equipment, net	102,690	101,831
Intangible assets, net	93,313	94,991
Other assets, net	1,930	3,894

Total assets	$389,964	$387,301

Trade accounts payable and accrued expenses	$48,105	$34,830
Notes payable, PhosLo acquisition	23,894	27,393
Other liabilities	8,569	5,762
Stockholders’ equity	309,396	319,316

Total liabilities and stockholders’ equity	$389,964	$387,301

Capital expenditures were $5,579 and $1,512 for the six months ended June 26, 2004 and June 28, 2003, respectively.

Depreciation and amortization expenses were $9,569 and $5,319 for the six months ended June 26, 2004 and June 28, 2003, respectively.

The 2003 condensed balance sheet has been derived from the audited balance sheet for the year ended December 27, 2003. Certain items in the 2003 consolidated financial statements have been reclassified to conform to the current year’s presentation.

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